QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 99

Aon Reports 3rd Quarter Earnings;
Announces Capital Enhancement Plans;
Declares $0.15 Per Share Quarterly Dividend;
Provides Future Outlook

        CHICAGO, IL—October 31, 2002—Aon Corporation (NYSE:AOC) today reported third quarter and nine months 2002 earnings. The Company also announced plans designed to enhance Aon's financial strength and flexibility for the benefit of shareholders, clients and policyholders.

Third Quarter Highlights

        Third quarter 2002 reported earnings increased to $0.46 per share from $0.26 per share in third quarter 2001. Operating segment reported revenues for third quarter were up 17% year-over-year reflecting strong demand for Aon's services and products.

        Patrick G. Ryan, chairman and CEO of Aon Corporation, stated, "Third quarter earnings showed excellent progress in Aon's brokerage segment with organic revenue growth of 18%, well above 10% in the second quarter. Large new outsourcing contracts drove consulting segment organic revenue growth to 15%, while also pressuring margins as new investments were made to support this business." Mr. Ryan added, "The underwriting segment had revenue growth of 14%. Buildup costs to support original growth plans for specialty property and casualty underwriting, however, exceeded new revenues and factored into the margin decline. Overall, we are encouraged by the progress we are making—especially our strong new business achievements across many of our businesses."

Summary of Other Announcements

        Aon has decided to enhance its capital position in anticipation of debt maturities in 2003 and a reduction of stockholders' equity due to pension obligations. In addition, the Company has concluded that short-term debt levels are too high. Mr. Ryan commented, "Maintaining strong credit and claims paying ratings is important to our business. Therefore, we believe it is prudent that we implement capital enhancement plans, including raising equity/equity-linked capital, refinancing debt and reducing the dividend, in order to reinforce Aon's financial strength." Approximately $1 billion of capital is expected to be raised of which $500 million to $600 million would be equity/equity-linked securities used to pay down debt and $400 million to $500 million would be debt to replace the same amount of existing debt in order to extend maturities.

        Aon has decided not to sell, or spin-off, its major underwriting subsidiaries due to adverse market conditions for mergers and acquisitions. Separately, Aon expects that pension costs will negatively impact future financial results, similar to other large corporations.

3rd Quarter Segment Review

        Please note: Beginning with this earnings release, the Consolidated Summary of Operations and Operating Segments schedules have been modified. In particular, references to income before unusual and special charges/credits, including the related earnings per share impacts, have been deleted from all financial data presented in the earnings schedules. To facilitate comparisons to previous press releases, we have provided a supplemental schedule that reconciles current reporting to prior presentations.

        Insurance Brokerage and Other Services segment third quarter reported revenue grew 19% to $1.323 billion compared with $1.112 billion in 2001. Organic revenue growth was 18% in the quarter, up from 10% in second quarter 2002, driven by U.S. and international retail, reinsurance and wholesale brokerage. Core brokerage organic revenue growth was 21% for the third quarter, up from 10% in second quarter 2002. Core brokerage includes worldwide retail, reinsurance, wholesale and specialty brokerage, and managing underwriting and claims businesses. It excludes administration services primarily related to Aon's underwriting businesses. Investment income decreased $6 million to $40 million in the third quarter, primarily due to declining interest rates.

        Excluding World Trade Center (WTC) related items, third quarter 2002 brokerage segment pretax income increased 20% to $183 million compared with $153 million in third quarter 2001. Pretax margins excluding WTC items were 13.8% for 2002 and 2001. Core brokerage margins excluding the WTC related items were 15.4% and 14.5%, respectively, for third quarter 2002 and 2001. Comparable nine months core brokerage results were 14.3% and 17.0%.

        In third quarter 2002, Aon recorded an $18 million pretax gain ($0.04 per share) for a partial recovery of depreciable assets destroyed on September 11. The gain represented the difference between insurance recoveries and the net book value of destroyed assets.

        Aon is continuing the normal process of presenting insurance claims to its property and other insurers for losses related to extra expense, business interruption and other coverages. Significant additional recoveries and gains are expected in future quarters for insurance claims that have been, or will be filed with Aon's property and other insurers.

        Consulting segment revenue rose 16% to $269 million from $232 million in the year-ago third quarter. This increase primarily reflects organic revenue growth of 15% driven by new outsourcing business. Pretax income was $26 million compared with $29 million in third quarter 2001 and the pretax margin was 9.7% compared with 12.5% in the year ago quarter.

        The consulting segment is comprised of several major groups: employee benefits, compensation, management consulting, human resource communications and outsourcing. Third quarter results were significantly impacted by sizeable new outsourcing contracts that are expected to provide very favorable returns over the life of the multi-year agreements. The recognition of revenues and expenses, however, will significantly influence financial results over the contract period:

  •
  revenues are recorded on a gross basis, inclusive of amounts ultimately paid to subcontractors, and are recorded ratably over the life of the contract, and

  •
  up-front investment costs to support the new business causes pretax margins to be significantly lower in the early years of the multi-year contracts compared with the later years when margins increase.

A significant portion of the up-front investment costs incurred for the new outsourcing contracts can be leveraged to handle increased business volume as more accounts are added.

        Insurance Underwriting segment reported revenue increased 14% to $646 million in third quarter 2002, up from $565 million in third quarter 2001. Organic premium growth primarily from newer accident and health insurance programs drove the increase. Third quarter investment income decreased $15 million from the prior year period, mostly due to reduced interest rates. Insurance Underwriting segment organic revenue growth, based on written premium, was 10% for the third quarter.

        Excluding WTC related items, third quarter 2002 insurance underwriting pretax income was $41 million compared with $80 million a year ago with pretax margins of 6.3% and 14.2%, respectively. These declines were due in part to staff buildup costs for specialty property and casualty underwriting. The costs related to new resources exceeded specialty property and casualty premiums earned. Aon has decided not to spin-off or sell its major underwriting businesses. They will be operated with a focus on improved profitability.

        The loss of certain warranty accounts, the decline in investment income and an increased payout of benefits compared to net premiums earned contributed to the income and margin declines.

        Corporate and Other segment revenue was $8 million in the quarter versus $3 million a year ago. The Corporate and Other segment pretax loss was $51 million compared with a pretax loss of $76 million in the prior year quarter, due primarily to the elimination of goodwill amortization. General expenses included corporate overhead costs related to the creation of Combined Specialty.

        In first quarter 2002, Aon adopted Financial Accounting Standards Board (FASB) Statement No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002. The amortization of goodwill is no longer included in Aon's reported earnings per share. As previously reported, no impairment charges resulted from the adoption of Statement No. 142. Goodwill amortization expense was $30 million ($0.10 per share) in third quarter 2001 with no comparable expense in 2002.

Review of Consolidated 3rd Quarter and Nine Months Results

        Consolidated revenue increased 17% to $2.2 billion in the third quarter from $1.9 billion the prior year quarter. Consolidated revenue for nine months 2002 was $6.5 billion, up 14% from $5.6 billion in 2001.

        The table below shows items that influenced third quarter and nine months results followed by a description of the items.

	Third Quarter		Nine Months
Earnings Per Share (EPS) Analysis: credit (charge)	2002	2001	2002	2001
Reported Dilutive EPS	$0.46	$0.26	$1.03	$0.44
WTC (charges) credits	0.04	(0.12)	0.04	(0.12)
Special charges—spin off expenses	—	—	(0.02)	—
Special (charges) credits—business transformation plan	—	—	0.01	(0.49)

EPS before WTC & special (charges) credits	$0.42	$0.38	$1.00	$1.05
One-time tax related item	—	—	0.11	—
Cumulative adjustment—other than temporary impairments	—	—	(0.13)	—

EPS before WTC & special (charges) credits, tax item, and cumulative adjustment	$0.42	$0.38	$1.02	$1.05
NPS related costs		—	(0.08)	—
Underwriting segment non-claim litigation reserves	—	—	(0.03)	—
Corporate & Other segment revenue excluding tax item and cumulative adjustment	0.02	0.01	(0.08)	(0.21)
Goodwill amortization	—	(0.10)	—	(0.28)

EPS before WTC & special (charges) credits, tax item, cumulative adjustment, NPS, underwriting reserves, Corporate & Other segment revenue and goodwill amortization	$0.40	$0.47	$1.21	$1.54

        WTC charges/credits and special charges/credits related to the business transformation and spin-off plans factored into the period comparisons. Excluding these items, third quarter 2002 and 2001 dilutive earnings per share were $0.42 and $0.38, respectively, and $1.00 and $1.05 for nine months.

        Comparisons were also impacted by a favorable $0.11 per share one-time tax item and an unfavorable $0.13 per share cumulative adjustment for other than temporary impairment investment losses for the nine months periods. When further adjusting for these items, nine months dilutive earnings per share were $1.02 and $1.05, respectively, for 2002 and 2001.

        In addition, nine months 2002 earnings included one-time expense items for losses from an alleged fraud and breach of contract by National Program Services, Inc. (NPS) ($0.08 per share) and non-claim litigation reserve items ($0.03 per share). Both of these items were reported in the Insurance Underwriting segment.

Balance Sheet

        Stockholders' equity at September 30, 2002 was approximately $3.7 billion, up from $3.5 billion at year-end 2001. Book value per share at September 30, 2002 increased to approximately $13.60 from $12.82 at December 31, 2001. Total debt was $2.182 billion at the end of third quarter 2002 compared with $1.951 billion at the end of 2001.

        Short-term and fixed maturity investments at September 30, 2002 comprised 88% of Aon's investment portfolio compared with 82% at September 30, 2001. More than 93% of the fixed income securities portfolio are investment grade. Additionally, deposit contract liabilities declined 68% ($564 million) over the past year to $263 million at quarter end. At September 30, 2002, Aon's total debt and preferred securities as a percentage of capital was 45%.

Pension Obligation Outlook

        The decline of worldwide financial markets has negatively impacted the fair value of the assets included in Aon's pension plans. Aon currently estimates that this will cause an after-tax increase to the minimum pension liability and a commensurate reduction in year end stockholders' equity of $450 million to $550 million. Aon measures the pension obligations for the international pension plans using a September 30 measurement date. This non-cash adjustment will not affect 2002 earnings. For 2003, Aon's pension expense is projected to increase by $130 million to $160 million as compared to amounts recorded in 2002. Cash contributions are expected to be $60 million to $90 million for 2003.

Decision to Keep Major Insurance Underwriting Businesses

        When Aon reported second quarter results, the Company announced it was continuing to study alternatives to sell or partially spin-off its underwriting operations. At that time, a prompt sale of all or part of Aon's underwriting operations, at an acceptable price, was believed to be achievable within a reasonable timeframe, especially given unsolicited buying interest in the past. While Aon received indications of interest in its underwriting businesses, none were in an acceptable price range due to the unfavorable mergers and acquisitions environment. Proceeds from a sale of such businesses would have allowed Aon to pay down short-term debt but it would have resulted in unacceptable dilution. A spin-off of part of Aon's underwriting operations was also determined to be impractical due to capital requirements.

        As a result of this decision, Aon will not pursue a specialty property and casualty underwriting strategy. The Company will have costs associated with original build-up plans during the fourth quarter. Aon is supporting the management team in pursuing other opportunities.

Common Stock Dividend Declared

        Today, Aon's board of directors declared a quarterly cash dividend of $0.15 per share payable to common stockholders of record on November 8, 2002. The dividend will be paid on November 20, 2002.

Financial Outlook

        Fourth quarter and full year 2002 earnings per share are expected to be well above average analyst estimates of $0.58 and $1.61, respectively. These expectations exclude a one-time tax gain, a cumulative adjustment for other than temporary impairments, special and unusual WTC charges and credits, and the impact of the capital raising plans announced today.

        The fourth quarter has historically been the most profitable for Aon's brokerage and consulting segments. It has the highest level of brokerage client policy renewals and it includes the year-end benefits enrollment process for consulting clients.

        In the fourth quarter, Aon expects double-digit organic revenue growth for the brokerage segment driven by strong new business and pretax margins that are anticipated to exceed year ago fourth quarter results of 15%. New outsourcing business will drive strong organic growth in the consulting segment, but will pressure margins compared with prior year. Underwriting segment performance is expected to improve sequentially from third quarter, but will continue to be impacted by specialty property and casualty buildup costs and lower investment income due to interest rates. Aon will be reevaluating certain underperforming, non-core underwriting units to improve profitability.

        In 2003, solid organic revenue growth is expected in Aon's operating segments with improved margins. U.S. retail and managing underwriting within the brokerage segment are projected to have significantly better performance in 2003 versus 2002, and we expect continued profit growth in reinsurance, international and wholesale brokerage. Consulting segment results will be influenced by large multi-year outsourcing contracts signed in mid-2002 that increase revenue growth but compress margins. Over the life of these multi-year contracts, we expect margins to increase plus Aon can leverage investments already made to add new business. Insurance underwriting results are expected to improve significantly from depressed levels in 2002.

        Improved operating results expected in 2003 will more than offset increased pension costs, and investment income is expected to improve compared with 2002.

        The Company will host an audio webcast today at 10:00 a.m. (CST) that can be accessed at www.aon.com.

        Aon Corporation (www.aon.com) is a holding company that is comprised of a family of insurance brokerage, consulting and insurance underwriting subsidiaries.

        This press release may contain certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results, depending on a variety of factors. Potential factors that could impact results include the general economic conditions in different countries around the world, fluctuations in global equity and fixed income markets, rating agency actions, the cost and availability of financing, the completion, cost and timing of the capital enhancement plan, changes in commercial property and casualty premium rates, the competitive environment, the actual cost of resolution of contingent liabilities and other loss contingencies, the ultimate impact of the business transformation plan, and the timing and resolution of related insurance and reinsurance issues relating to the events of September 11, 2001. Further information concerning the Company and its business, including factors that potentially could materially affect the Company's financial results, are contained in the Company's filings with the Securities and Exchange Commission.

###

Investor Contact:	Sean O'Neill Vice President, Financial Relations 312-381-3983
Or
Media Contact:	Al Orendorff Director, Public Relations 312-381-3153

Aon Corporation
Supplemental Reconciliation from Current Presentation to Prior Reporting Basis

	Third Quarter Ended			Nine Months Ended
	Sept. 30, 2002	Sept. 30, 2001	Percent Change	Sept. 30, 2002	Sept. 30, 2001	Percent Change
	(millions except per share data)
Income Before Income Tax
Insurance brokerage and other services
As reported	$201	$145	39%	$530	$349	52%
Unusual (credits) charges—World Trade Center	(18)	8	N/A	(18)	8	N/A
Business transformation (credit) expense	—	—	N/A	(6)	187	N/A

Prior reporting basis	$183	$153	20%	$506	$544	(7)%

Consulting
As reported	$26	$29	(10)%	$76	$77	(1)%
Business transformation expense	—	—	N/A	—	7	N/A

Prior reporting basis	$26	$29	(10)%	$76	$84	(10)%

Insurance underwriting
As reported	$41	$35	17%	$103	$158	(35)%
Unusual charges—World Trade Center	—	45	N/A	—	45	N/A
Spin-off expenses	—	—	N/A	8	—	N/A
Business transformation expense	—	—	N/A	—	24	N/A

Prior reporting basis	$41	$80	(49)%	$111	$227	(51)%

Operating segments
As reported	$268	$209	28%	$709	$584	21%
Unusual (credits) charges—World Trade Center	(18)	53	N/A	(18)	53	N/A
Spin-off expenses	—	—	N/A	8	—	N/A
Business transformation (credit) expense	—	—	N/A	(6)	218	N/A

Prior reporting basis	$250	$262	(5)%	$693	$855	(19)%

Consolidated
As reported	$217	$133	63%	$504	$245	106%
Unusual (credits) charges—World Trade Center	(18)	53	N/A	(18)	53	N/A
Spin-off expenses	—	—	N/A	8	—	N/A
Business transformation (credit) expense	—	—	N/A	(6)	218	N/A

Prior reporting basis	$199	$186	7%	$488	$516	(5)%

Dilutive Net Income Per Share:
As reported	$0.46	$0.26	77%	$1.03	$0.44	134%
Unusual (credits) charges—World Trade Center	(0.04)	0.12	N/A	(0.04)	0.12	N/A
Spin-off expenses	—	—	N/A	0.02	—	N/A
Business transformation (credit) expense	—	—	N/A	(0.01)	0.49	N/A

Prior reporting basis	$0.42	$0.38	11%	$1.00	$1.05	(5)%

Aon Corporation
Operating Segments

	Third Quarter Ended			Nine Months Ended
	Sept. 30, 2002	Sept. 30, 2001	Percent Change	Sept. 30, 2002	Sept. 30, 2001	Percent Change
	(millions)
Revenue
Insurance brokerage and other services(1)	$1,323	$1,112	19%	$3,847	$3,383	14%
Consulting(2)	269	232	16	750	673	11
Insurance underwriting	646	565	14	1,901	1,680	13

Total revenue	$2,238	$1,909	17%	$6,498	$5,736	13%

Income Before Income Tax(3)
Insurance brokerage and other services	$201	$145	39%	$530	$349	52%
Consulting	26	29	(10)	76	77	(1)
Insurance underwriting	41	35	17	103	158	(35)

Total income before income tax	$268	$209	28%	$709	$584	21%

(1)
Includes investment income of $40 million and $46 million for the third quarter ended September 30, 2002 and 2001, respectively and $91 million and $127 million for the nine months ended September 30, 2002 and 2001, respectively.

(2)
Includes investment income of $0 million and $1 million for the third quarter ended September 30, 2002 and 2001, respectively, and $1 million and $4 million for the nine months ended September 30, 2002 and 2001, respectively.

(3)
Includes special charges/credits and World Trade Center related items. (See Supplemental Reconciliation from Current Presentation to Prior Reporting Basis)

Aon Corporation
Corporate and Other

	Third Quarter Ended			Nine Months Ended
	Sept. 30, 2002	Sept. 30, 2001	Percent Change	Sept. 30, 2002	Sept. 30, 2001	Percent Change
	(millions)
Corporate and other revenue (1)	$8	$3	167%	$(42)	$(96)	N/A
Non operating expenses
General expenses	$27	$18	50%	$72	$57	26%
Interest expense	32	31	3	91	98	(7)
Amortization of goodwill	—	30	(100)	—	88	(100)

Loss before income tax	$(51)	$(76)	N/A	$(205)	$(339)	N/A

	Third Quarter Ended			Nine Months Ended
	Sept. 30, 2002	Sept. 30, 2001	Percent Change	Sept. 30, 2002	Sept. 30, 2001	Percent Change
	(millions)
(1) Components of corporate and other revenue
Limited partnership investments	$—	$7	N/A	$14	$(56)	N/A
Income from marketable equity securities and other investments	8	2	300	14	6	133

Corporate and other revenue before one time items and loss on disposals and related expenses	8	9	(11)	28	(50)	N/A
Interest on tax refund	—	—	—	48	—	N/A
Loss on disposals and related expenses (A)	—	(6)	N/A	(118)	(46)	N/A

Corporate and other revenue	$8	$3	167%	$(42)	$(96)	N/A

(A)
Includes impairment writedowns of $11 million and $1 million for the third quarter ended September 30, 2002 and 2001, respectively, and $120 million (including $56 million cumulative effect of the change in policy for recognizing other than temporary impairments, of which $5 million pertains to first quarter 2002) and $34 million for the nine months ended September 30, 2002 and 2001, respectively.

QuickLinks

  EXHIBIT 99